Exhibit 3.1

First Amendment
to the
Amended and Restated Bylaws
of
Bally Technologies, Inc.

Article III, Section 14, of the Amended and Restated Bylaws of Bally Technologies, Inc. is amended and restated in its entirety to read as follows:

“Section 14—Indemnification:

(a)                                  The Corporation shall, to the maximum extent permitted by law, indemnify any person against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any threatened, pending or completed action, suit, arbitration, alternative dispute mechanism, inquiry, judicial, administrative or legislative hearing, investigation or proceeding (a “Proceeding”) arising by reason of the fact that such person at any time after May 10, 1987, is or was a director, officer, employee or other agent of the Corporation or while a director, officer, employee or other agent of the Corporation is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), and may so indemnify any person in connection with any Proceeding arising by reason of the fact that such person is or was an Indemnitee at any time prior to May 11, 1987.  Notwithstanding anything to the contrary contained in these Bylaws, except as otherwise required by law, the Corporation shall indemnify any Indemnitee in connection with a Proceeding, or part thereof, initiated by such person (including claims and counterclaims, whether such counterclaims are asserted by (i) such person, or (ii) the Corporation in a Proceeding initiated by such person) only if such Proceeding, or part thereof, was authorized or ratified by the Board of Directors.  Notwithstanding anything to the contrary contained in these Bylaws, no Indemnitee may be indemnified for expenses incurred in defending any Proceeding (including without limitation, an Proceeding by or in the right of the Corporation) that such Indemnitee incurred in his or her capacity as a stockholder.  For purposes of this Section, the term “Corporation” shall include any predecessor of the Corporation and any constituent corporation (including any constituent of a constituent) absorbed by the Corporation in a consolidation or merger; the term “other enterprise” shall include any corporation, partnership, joint venture, trust or employee benefit plan; any excise taxes assessed on an Indemnitee with respect to an employee benefit plan shall be deemed to be indemnifiable expenses; and action by an Indemnitee with respect to any employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Corporation.  Expenses incurred in defending any such Proceeding by any person the Corporation is required to indemnify as set forth above shall be paid or reimbursed by the Corporation promptly upon receipt by it of an undertaking of such person to repay such expenses if it should ultimately be determined that such person was not entitled to be indemnified by the Corporation.  The rights provided to any person by this Section shall be enforceable against the Corporation by such person who shall be presumed to have relied upon it in serving or continuing to serve as an Indemnitee.  No amendment of this Section shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment.  The indemnification and advancement of expenses provided by, or granted pursuant to, this Section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an Indemnitee and shall inure to the benefit of the heirs, executors and administrators of such a person.

(b)                                 The provisions of this Article shall be deemed to be a contract between the Corporation and each Indemnitee who serves in any such capacity at any time while this Article and the relevant provisions of the Nevada General Corporation Law or other applicable laws, if any, are in effect, and any repeal or modification of any such laws or of this Article shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any Proceeding theretofore or thereafter based in whole or in part upon any such state of facts.  The Corporation shall also enter into such express agreements as the Board of Directors deems appropriate for the indemnification of present or future Indemnitees, consistent with the Corporation’s Articles of Incorporation, these by-laws and applicable law.

(c)                                  The rights to indemnification and to the advancement of expenses conferred in this section shall not be exclusive of any other right which any person may have or hereafter acquire under any law, agreement, vote of stockholders or directors, provisions of the Articles of Incorporation or Bylaws of the Corporation or otherwise.”